                          LONGVIEW PURCHASE AGREEMENT

                                    between

                             ARGENESIS CORPORATION

                                      and

                               LINEDATA SERVICES


                                March 15, 2001

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I             PURCHASE AND SALE OF SHARES................................................................1

         1.1      Purchase and Sale of Shares....................................................................1
         1.2      Purchase Price.................................................................................1
         1.3      Closing........................................................................................3
         1.4      Deliveries at Closing..........................................................................3
         1.5      Further Assurances.............................................................................5
         1.6      Alternative Structure..........................................................................5

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLER...................................................5

         2.1      Organization, Standing and Corporate Power.....................................................5
         2.2      Authority of Seller; Noncontravention..........................................................6
         2.3      Capitalization.................................................................................7
         2.4      Equity Investments.............................................................................8
         2.5      Foreign Qualification..........................................................................8
         2.6      Title to Property; Condition; Sufficiency......................................................8
         2.7      Contracts......................................................................................8
         2.8      Insurance.....................................................................................10
         2.9      Intellectual Property.........................................................................11
         2.10     Government Permits............................................................................12
         2.11     Taxes and Tax Returns.........................................................................13
         2.12     Financial Statements; Liabilities.............................................................14
         2.13     Absence of Certain Changes and Events.........................................................15
         2.14     Employment Matters and Benefit Plans..........................................................16
         2.15     Employment, Severance and Termination Agreements..............................................18
         2.16     Litigation; Compliance with Law...............................................................19
         2.17     No Brokers....................................................................................20
         2.18     Relationships with Related Persons............................................................20
         2.19     Bank Accounts.................................................................................20
         2.20     Environmental Matters.........................................................................20
         2.21     Trade Order Management System.................................................................20
         2.22     Material Information..........................................................................21
         2.23     No Other Representations......................................................................21
         2.24     Insolvency....................................................................................21

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................21

         3.1      Organization, Standing and Corporate Power....................................................21
         3.2      Authority; Noncontravention...................................................................21
         3.3      Investment....................................................................................22
         3.4      Sophistication of Purchaser...................................................................22
         3.5      No Brokers....................................................................................22
         3.6      Material Information..........................................................................22
         3.7      No Other Representations......................................................................22

                                TABLE OF CONTENTS
                                  (continued)

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                                                                                                                ----
ARTICLE IV            COVENANTS.................................................................................23

         4.1      Notice of Certain Events......................................................................23
         4.2      Ordinary Course of Business...................................................................23
         4.3      Intercompany Obligations......................................................................25
         4.4      Access to Properties and Records..............................................................25
         4.5      Acquisition Proposals.........................................................................25
         4.6      Non-Competition...............................................................................26
         4.7      Consents and Approvals........................................................................26

ARTICLE V             OTHER AGREEMENTS..........................................................................26

         5.1      Employee Matters..............................................................................26
         5.2      Payment of Certain Expenses After Closing.....................................................28
         5.3      Section 338(h)(10) Election...................................................................29
         5.4      Goodbye Letters; Retention Bonus Payment......................................................30

ARTICLE VI            CONDITIONS PRECEDENT......................................................................30

         6.1      Conditions to Obligations of Seller for the Closing...........................................30
         6.2      Conditions to Obligations of Purchaser for the Closing........................................31

ARTICLE VII           INDEMNIFICATION...........................................................................31

         7.1      Survival of Representations and Warranties....................................................31
         7.2      Indemnification by Seller.....................................................................32
         7.3      Indemnification by Purchaser..................................................................32
         7.4      Notice and Resolution of Claims...............................................................32
         7.5      Deposit Agreement.............................................................................33
         7.6      Limitations on Liability......................................................................33
         7.7      Exclusive Remedy..............................................................................33
         7.8      Adjustment to Purchase Price..................................................................33
         7.9      Coordination with Tax Covenant................................................................34

ARTICLE VIII          TERMINATION...............................................................................34

         8.1      Termination...................................................................................34
         8.2      Effect of Termination.........................................................................34
         8.3      Extension; Waiver.............................................................................34

ARTICLE IX            MISCELLANEOUS.............................................................................35

         9.1      Costs and Expenses............................................................................35
         9.2      Notices.......................................................................................35
         9.3      Counterparts..................................................................................37
         9.4      Entire Agreement..............................................................................37
         9.5      Transfer Taxes................................................................................37
         9.6      Captions......................................................................................37
         9.7      Public Announcements..........................................................................37
         9.8      Governing Law.................................................................................37
         9.9      Dispute Resolution............................................................................37

                                TABLE OF CONTENTS
                                  (continued)

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         9.10     No Third Party Rights.........................................................................38
         9.11     Amendment and Waiver..........................................................................38
         9.12     Construction and Representation by Counsel....................................................38
         9.13     Severability..................................................................................38
         9.14     Dollars.......................................................................................38
         9.15     Binding Effect; Assignment....................................................................38
         9.16     Definitions...................................................................................39

                             EXHIBITS AND SCHEDULES

Exhibits
--------

Exhibit A         Closing Balance Sheet
Exhibit B         Transition Services Agreement
Exhibit C         Form of Opinion by Munger, Tolles & Olson LLP
Exhibit D         Deposit Agreement
Exhibit E         Pledge Agreement

Schedules
---------

Schedule 2.1             Organization, Standing and Corporate Power
Schedule 2.2             Noncontravention
Schedule 2.5             Foreign Qualification
Schedule 2.6             Real Property
Schedule 2.7(a)          Material Contracts
Schedule 2.7(b)          Terminated Contracts
Schedule 2.7(c)          LongView Events of Default
Schedule 2.7(d)          Third Party Events of Default
Schedule 2.7(e)          Loans to Employees
Schedule 2.7(f)          Licenses
Schedule 2.8             Insurance
Schedule 2.9(a)          Intellectual Property
Schedule 2.9(b)          Proprietary Intellectual Property
Schedule 2.9(c)          Software Products
Schedule 2.9(d)          Exceptions to Software Products
Schedule 2.10            Permits
Schedule 2.11(a)         Taxes
Schedule 2.11(b)         Tax Proceedings
Schedule 2.11(c)         Tax Collection, Withholding; Tax Agreements
Schedule 2.11(d)         Member of Affiliated Group
Schedule 2.12(a)         Financial Statements
Schedule 2.12(b)         Undisclosed Liabilities
Schedule 2.13            Material Adverse Changes
Schedule 2.14            Benefit Plans
Schedule 2.15            Employment Matters
Schedule 2.16(a)         Litigation
Schedule 2.16(b)         Compliance with Laws
Schedule 2.18            Related Party Transactions
Schedule 4.3             Intercompany Obligations
Schedule 4.7             Consents
Schedule 5.1(a)          Seller Employees

                             TABLE OF DEFINED TERMS


Term                                      Location              Term                                       Location
----                                      --------              ----                                       --------
Affiliate                                 9.16(b)               Material Contracts                         2.7(a)
Agreement                                 Introduction          Neutral Accountants                        1.2(b)(v)
Ancillary Agreements                      1.4                   New Subsidiary                             1.6
Basket                                    7.6(a)                Non-Seller Employees                       2.15
Cash Purchase Price                       1.2                   PBGC                                       2.14(e)
Closing                                   1.3                   Permits                                    2.2(ii)
Closing Balance Sheet                     1.2(b)(i)             Person                                     2.2(ii)
Closing Date                              1.3                   Pledge Agreement                           7.5
Code                                      2.14(a)               Proposed Receivable Statement              1.2(b)(iii)
Confidentiality Agreement                 2.9(e)                Proprietary IP                             2.9(b)
Consents                                  4.7                   Purchaser                                  Introduction
Deposit                                   1.2                   Purchaser Indemnitees                      7.2
Deposit Agent                             7.5                   Reimbursable Expenses                      5.3
Deposit Agreement                         7.5                   Schedule 2.14 Plan                         2.14(a)
Deposit Period                            7.5                   Section 338 Elections                      5.3(a)
Dollars and $                             9.14                  Section 338(g) Election                    5.3(a)
ERISA                                     2.14(a)               Section 338(h)(10) Election                5.3(a)
ERISA Affiliate                           2.14(a)               Securities Act                             3.3
Final Receivable Statement                1.2(b)(v)             Self-Insurance Limit                       5.1(b)(i)
Financial Statements                      2.12(a)               Seller                                     Introduction
Governmental Entity                       2.2(ii)               Seller Employees                           5.1
Indemnifying Party                        7.4(a)                Seller Indemnitees                         7.3
Indemnitee                                7.4(a)                Seller's Intercompany Obligation           4.3(b)
Intellectual Property                     2.9(a)                Share Purchase Price                       1.2
Judgments                                 2.2(iv)               Shares                                     Recitals
Knowledge                                 9.16(a)               Software Products                          2.9(c)
Laws                                      2.2(iv)               Tax                                        2.11(f)
Liens                                     1.1                   Taxes                                      2.11(f)
London Lease                              2.6(a)                Tax Return                                 9.16(c)
LongView                                  Recitals              TenFold                                    1.4(a)(vi)
LongView Business                         Recitals              Third Party Claim                          7.4(b)
LongView Entities                         2.1                   TradeXpress Purchase Agreement             4.6
LongView Entity                           2.1                   Transition Services Agreement              1.4(a)(vi)
LongView UK                               Recitals              Tufts HMO                                  5.1(b)(i)
Losses                                    7.2                   UK Shares                                  Recitals
Material Adverse Effect                   2.5

                          LONGVIEW PURCHASE AGREEMENT

     This LONGVIEW PURCHASE AGREEMENT (the "Agreement") dated as of March 15, 2001 by and between ARGENESIS CORPORATION, a Delaware corporation ("Seller"), and LINEDATA SERVICES, a corporation organized under the laws of France ("Purchaser").

     WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock (the "Shares") of The LongView Group, Inc., a Massachusetts corporation ("LongView");

     WHEREAS, LongView owns 100% of the ordinary shares ("the UK Shares") of LongView (UK) Limited, a corporation organized under the laws of England and Wales ("LongView UK");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, on the terms and subject to the conditions set forth herein; and

     WHEREAS, LongView owns a trade order management software application, LongView 2000, f/k/a Landmark, which LongView licenses to various users in the financial services industry (the "LongView Business").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings of the parties hereto, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions hereof, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller hereby sells, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases, accepts and assumes, the Shares, free and clear of all liens, claims, rights, charges, options, rights of third parties, encumbrances, security interests or other restrictions or limitations of any nature whatsoever ("Liens") and any restrictions on transferability under applicable securities laws.

     1.2   Purchase Price.

           (a) The purchase price (the "Share Purchase Price") for the Shares is $29,000,000 to be delivered at the Closing as follows: (a) $26,100,000 (the "Cash Purchase Price") to be paid to Seller in immediately available funds by wire transfer to an account designated by Seller in writing at least two business days prior to the Closing Date, and (b) $2,900,000 (the "Deposit") to be delivered to the Deposit Agent in accordance with Section 7.5 and the Deposit Agreement in immediately available funds by wire transfer to an account designated by the Deposit Agent in writing prior to the Closing Date.

           (b)   Pre-Closing Intercompany Transactions.

                 (i) Attached hereto as Exhibit A is a balance sheet of LongView as of March 15, 2001, mutually agreed to by Purchaser and Seller (the "Closing Balance Sheet"). It is expressly agreed and understood among the parties that, notwithstanding anything to the contrary in Section 2.13 or 4.3 hereof, Seller has caused cash in an amount equal to $903,000 ("Intercompany Payment") to be transferred, by way of dividend, intercompany charge or otherwise, to Seller on the Closing Date.

                 (ii) Purchaser shall cause LongView to exercise commercially reasonable best efforts to collect the accounts receivables set forth on the Closing Balance Sheet and agrees that all collections of accounts receivable by LongView shall be applied first to the oldest receivable outstanding of such account payor.

                 (iii) By July 15, 2001, the Purchaser shall prepare and deliver to the Buyer a proposed statement setting forth the sum of uncollectible accounts as of the Closing Date ("Proposed Statement"). The Proposed Statement shall be prepared on a basis consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Closing Balance Sheet.

                 (iv) If the Seller, in good faith, disputes the Proposed Statement, the Seller shall deliver to the Purchaser within 30 days after receiving the Proposed Statement a notice setting forth the basis for such dispute and a statement of what the Seller believes is the correct Proposed Statement. The parties shall use reasonable efforts to resolve such dispute for a period of 30 days after the Seller has given the Dispute Notice. If the parties resolve such dispute, the Proposed Statement agreed to by the parties shall be deemed to be the Final Statement.

                 (v) If the parties do not reach a final resolution within 30 days after the Seller has given the Dispute Notice, unless the parties mutually agree to continue their efforts to resolve such differences, a mutually acceptable "big 5" accounting firm or such other firm as the parties shall agree (the "Neutral Accountants") shall resolve such dispute in the manner provided below. The parties shall each be entitled to make a presentation to the Neutral Accountants, pursuant to procedures to be agreed to among the parties and the Neutral Accountants, advocating the merits of the position espoused by such party; and the Neutral Accountants shall be required to resolve the dispute between the parties and determine the final receivable statement binding on the parties (the "Final Statement") within 15 business days thereafter. The statement determined by the Neutral Accountants shall be deemed to be the Final Statement. Such determination by the Neutral Accountants shall be conclusive and binding upon the Parties, absent fraud or manifest error.

                 (vi) The Seller, on the one hand, and the Purchaser, on the other hand shall share equally the fees and expenses of the Neutral Accountants.

                 (vii) Failure of the Seller to deliver the Dispute Notice within 30 days after receiving the Proposed Statement shall constitute acceptance of the Proposed Statement as the Final Statement.

                 (viii) Subject to Section 1.2(b)(ix), Seller shall cause cash in an amount equal to $318,000 to be retained by LongView (the "Uncollectible Buffer"). Purchaser shall cause Longview to pay to Seller an amount equal to the amount by which the Uncollectible Buffer exceeds the amount set forth in the Final Statement or, if the amount in the Final Statement exceeds the amount of Buffer, then no amount shall be paid. Any payment shall be made by wire transfer or other delivery of immediately available funds, within five business days after the date on which the Final Statement is determined pursuant to this Section 1.2(b) to an account or accounts designated by the receiving party within two business days after such determination date.

                 (ix) It is the intent of the parties in this Section 1.2(b) that Seller will cause LongView to transfer $585,000 to Seller ($903,000 less the Uncollectible Buffer) on the Closing Date by wire transfer or check. Notwithstanding that the transactions contemplated by this Section 1.2(b) may cause LongView to have more or less than $318,000 cash available at Closing, the amount of the Uncollectible Buffer for purposes of the Final Statement shall be $318,000.

           1.3 Closing. Subject to satisfaction or waiver of all of the conditions to the closing contained in Article VI, the closing ("Closing") of the purchase and sale of the Shares will take place at 10:00 a.m., New York City time, on March 15, 2001 (the "Closing Date"). The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, 32nd Floor, New York, New York 10022, or at such other location as is agreed to by the parties hereto. The Closing will be effective as of 11:59 p.m., New York City time on the Closing Date.

           1.4   Deliveries at Closing.

           (a) Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller (and, in the case of (i), the Deposit Agent) the following:

                 (i) the Cash Purchase Price to Seller and the Deposit to the Deposit Agent, in each case, by wire transfer of immediately available funds to an account designated in writing no later than two business days before the Closing Date;

                 (ii)   [intentionally omitted];

                 (iii) the Deposit Agreement and the Pledge Agreement executed by Purchaser;

                 (iv) a certificate of Purchaser, dated the Closing Date and signed by an authorized officer of Purchaser, certifying that the conditions set forth in Section 6.1(a) have been satisfied;

                 (v) a certificate of a duly authorized officer of Purchaser certifying the truth, correctness and completeness of copies of resolutions duly adopted by the Supervisory Board (Conseil de Surveillance) of Purchaser approving the transactions contemplated hereby and authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party;

                 (vi) a Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the "Transition Services Agreement"), executed and delivered by Purchaser, pursuant to which TenFold Corporation ("TenFold") will provide certain IT infrastructure to Purchaser; and

                 (vii) such other documents, instruments or certificates as Seller may reasonably request.

           (b) Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

                 (i) a certificate issued by the Secretary of State of the State of Delaware attesting that Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and a certificate issued by the Secretary of State of the State of Massachusetts attesting that LongView is a corporation duly organized and validly existing and is in good standing under the laws of the State of Massachusetts;

                 (ii) one or more certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank;

                 (iii) a certificate of Seller, dated the Closing Date and signed by an authorized officer of Seller, certifying that the conditions set forth in Section 6.2(a) have been satisfied;

                 (iv) written resignations, effective as of the Closing Date, of each of the directors and officers of LongView and LongView UK;

                 (v) a certificate of the secretary or assistant secretary of Seller certifying the truth, correctness and completeness of copies of resolutions duly adopted by the Board of Directors of Seller approving the transactions contemplated hereby and authorizing the execution and delivery of this Agreement and the Ancillary Agreements;

                 (vi) all books and records of LongView and LongView UK, including, without limitation, all of the books, records, agreements and other documents provided to Purchaser and its representatives during the due diligence review meetings in Boston, Massachusetts;

                 (vii) the Deposit Agreement and the Pledge Agreement executed by Seller and the Deposit Agent;

                 (viii) the TransitionAgreement, executed and delivered by TenFold;

                 (ix) an opinion of Munger, Tolles & Olson LLP, counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit C;

                 (x) a certificate representing the UK Shares issued in the name of LongView;

                 (xi)   all of the Consents set forth on Schedule 4.7;

                 (xii) such other documents, instruments or certificates as Purchaser may reasonably request.

           For purposes of this Agreement, the Management Agreement (if applicable), the Deposit Agreement, the Pledge Agreement and the Transition Services Agreement and all certificates, instruments, agreements and other documents executed by any party in connection with the transactions contemplated by this Agreement shall be referred to collectively as the "Ancillary Agreements."

           1.5 Further Assurances. Each party shall, at the request of the other party, at any time and from time to time following the Closing, promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to more effectively transfer, assign, convey, grant and confirm to Purchaser, or to perfect or record Purchaser's title to or interest in the Shares or otherwise to confirm or carry out the provisions of and transactions contemplated by this Agreement. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as a defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions. For a period of 90 days following the Closing, Seller agrees to provide to Purchaser, at Purchaser's request, assistance in preparing any financial or similar reports relating to the revenue required to be recognized by the LongView Entities under applicable accounting principles. Purchaser agrees to reimburse Seller for Seller's reasonable expenses incurred in connection with providing such assistance within five business days of Purchaser's receipt of documentation evidencing the incurrence of such expenses by Seller.

           1.6 Alternative Structure. Purchaser may elect in its sole discretion upon written notice to TenFold and Seller to purchase the Shares through a newly formed direct or indirect wholly owned subsidiary of Purchaser ("New Subsidiary"), which will be incorporated under the laws of the State of Delaware or another jurisdiction selected by Purchaser. If Purchaser makes this election and New Subsidiary purchases and acquires the Shares, the term "Purchaser" as used in this Agreement and in the Ancillary Agreements shall mean New Subsidiary for all purposes herein and therein.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser the following:

           2.1 Organization, Standing and Corporate Power. Except as set forth on Schedule 2.1, each of LongView, LongView UK (each a "LongView Entity" and, together, the "LongView Entities") and Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own, lease and operate its assets and to carry on its business as now conducted. Purchaser has been furnished true, correct and complete copies of the articles of organization, articles of association, by-laws, memorandum of association or other documents of organization of each of the LongView Entities. Copies of all minutes of, or the unanimous consents in lieu thereof, the meetings of the stockholders and board of directors (and any committee thereof) of each of the LongView Entities have been made available to Purchaser by Seller and are true, complete and accurate records of all such meetings and consents that have been held or given by them. All amendments to, and articles of merger, certificates of designation and other filings with respect to, the articles of organization or articles of association of the LongView Entities were made in accordance with the articles of organization or articles of association of the applicable LongView Entity (as in effect before the amendment of the articles or filings with respect thereto), and the by-laws (or equivalent instrument) of the applicable LongView Entity and all requirements of applicable law (including the giving of proper notice of dissenter's and/or appraisal rights in connection with any such amendment or other actions requiring such notice), without violation of any preemptive or other rights, and each of the LongView Entities at all times has otherwise complied with its articles of organization and by-laws as in effect at the applicable time.

     2.2 Authority of Seller; Noncontravention. Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and upon their execution, each of the Ancillary Agreements will be, duly executed and delivered by Seller and, assuming due execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity). Except as set forth on Schedule 2.2, the execution and delivery of this Agreement or any Ancillary Agreement, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions provided for hereby or thereby does not or will not:

           (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any other document of organization of Seller or either of the LongView Entities;

           (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person or entity (a "Person") the right to accelerate, renegotiate or terminate or receive any payment, or require any consent, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Material Contracts (as defined below) or any permits, authorizations, approvals, registrations or licenses ("Permits") granted by or obtained from any federal, state, local or foreign governmental, administrative or regulatory authority ("Governmental Entity") to which Seller or either of the LongView Entities is a party or by which any of them or their respective securities, properties or businesses are bound, other than consents which shall have been obtained on or before the Closing Date;

           (iii) result in the creation of any Liens upon Seller's or either of the LongView Entities' respective securities (including without limitation the Shares and the UK Shares), properties or businesses;

           (iv) constitute a violation by Seller or either of the LongView Entities of any laws, rules, ordinances or regulations of any Governmental Entity ("Laws"), or any judgments, orders, decrees, injunctions, rulings or awards of any court, arbitrator or other judicial authority or any Governmental Entity ("Judgments"); or

           (v) require any Consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity on the part of Seller or either of the LongView Entities, other than those which shall have been obtained on or before the Closing Date.

     2.3   Capitalization.

     (a) The authorized capital stock of LongView consists of 5,000,000 shares of common stock, no par value per share, of which 3,608,000 shares are issued and outstanding and which constitute the Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Seller has good and marketable title to, and is the lawful record owner of, all of the Shares, free and clear of any Liens. Immediately following the delivery of the Shares to Purchaser on the Closing Date, Purchaser shall have good and marketable title to the Shares, free and clear of any Liens.

     (b) The entire authorized capital stock of LongView UK consists of 300,000 ordinary shares, all of which are issued and outstanding. All of the UK Shares are duly authorized, validly issued, fully paid and nonassessable. LongView has good and marketable title to, and is the lawful record owner of, all of the UK Shares, free and clear of any Liens.

     (c) There are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating either of the LongView Entities to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock of any class or series, of either of the Longview Entities or obligating either of the LongView Entities to grant, extend or enter into any such agreement or commitment.

     (d) There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the LongView Entities or the Shares or the UK Shares. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any of the capital stock of either of the LongView Entities. Neither of the LongView Entities is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire the Shares or the UK Shares or any other securities of any kind or class of either of the LongView Entities.

     (e) The corporate record books (including the stock records) of each of the LongView Entities are current, complete and accurate in all material respects with all necessary signatures and set forth all meetings and actions taken by the shareholders and directors of the LongView Entities as required by applicable law or the organizational documents of each of the LongView Entities.

     2.4 Equity Investments. Other than the UK Shares, neither of the LongView Entities owns any shares of or equity or other investment interest, either of record, beneficially or equitably, in any corporation, limited liability company, association, partnership, joint venture or other business entity.

     2.5 Foreign Qualification. Except as set forth in Schedule 2.5, each of the LongView Entities is duly qualified and licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties it owns, operates or holds under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). Schedule 2.5 lists the jurisdictions in which each of the LongView Entities is qualified to do business as a foreign corporation. "Material Adverse Effect" shall mean any event, circumstance, change, development or effect which, individually or in the aggregate, would have a material adverse effect on (i) the assets, business, properties, liabilities, condition (financial or otherwise) or results of operations of the LongView Entities, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements.

     2.6   Title to Property; Condition; Sufficiency.

     (a) Neither of the LongView Entities owns any real property. Schedule 2.6 sets forth all of the real property leased, occupied or used by either of the LongView Entities. Except as set forth on Schedule 2.6, each of the LongView Entities has (i) with respect to the real property that is leased by it, a valid and subsisting leasehold estate, free and clear of all Liens, and (ii) with respect to all other assets owned by it, good and marketable title, in each instance free and clear of all Liens. With respect to the real property located in the United Kingdom as described on Schedule 2.6 (the "London Lease"), TenFold has a valid and subsisting leasehold estate, free and clear of all Liens. Seller will use its commercially reasonable best efforts to cause TenFold to transfer the London Lease to LongView UK as soon as practicable after Closing.

     (b) All properties and other assets owned or leased by the LongView Entities are in good operating condition and repair and include all properties and other assets reasonably necessary for the conduct of the LongView Entities' businesses as conducted on the date hereof.

     2.7   Contracts.

     (a) Schedule 2.7(a) sets forth all of the agreements, contracts, leases, commitments, arrangements and licenses to which either of the LongView Entities is a party and sets forth all of the agreements, contracts, leases, commitments, arrangements and licenses to which Seller is a party, or by which any of the LongView Entities' assets or properties are bound or affected, and that are material to the condition (financial or otherwise), assets, business or future prospects of either of the LongView Entities, including without limitation:

           (i) agreements relating to capital expenditures or the acquisition of tangible or intangible property involving amounts in excess of $50,000,

           (ii) contracts or agreements prohibiting or limiting the ability of either of the LongView Entities (A) to engage in any line of business,
     (B) to compete with any Person, or (C) to carry on or expand the nature or geographical scope of its business,

           (iii) contracts, agreements or purchase orders with any supplier, other than purchase orders in the ordinary course of business,

           (iv) contracts or agreements relating to present or ongoing software development or maintenance and support, as well as contracts or agreements relating to past software development or maintenance and support entered into on or after January 1, 1999.

           (v) licenses granted by either of the LongView Entities, or Seller on behalf of either of the LongView Entities, to any Person,

           (vi) contracts or agreements that reasonably may be expected to involve future obligations of or benefits to either of the LongView Entities in excess of $50,000,

           (vii) contracts or agreements with any Affiliate of the LongView Entities,

           (viii) loan agreements, letters of credit, guarantees or agreements evidencing indebtedness for borrowed money,

           (ix)    leases of real property,

           (x) contracts or agreements with current employees, consultants or independent contractors, as well as contracts or agreements with former employees, consultants or independent contractors entered into on or after January 1, 1999,

           (xi)    powers of attorney,

           (xii) other than as set forth above, contracts or agreements entered into outside the course of ordinary business, and

           (xiii) product or service warranties or other similar undertakings.

     All of the foregoing agreements, contracts and arrangements are referred to as the "Material Contracts". Seller has made available to Purchaser a copy of each Material Contract.

     (b) Each Material Contract is a legal, valid and binding agreement of LongView, Longview UK or Seller, as the case may be, enforceable against it in accordance with its terms, and will continue as such following the Closing and to the knowledge of Seller, is a legal, valid and binding agreement of each other party thereto, enforceable in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity)). Except as set forth on Schedule 2.7(b), no party to any Material Contract has given any notice of termination, nor does Seller have any reason to believe that such a notice will be given.

     (c) Except as set forth on Schedule 2.7(c), no default or event of default has occurred with respect to LongView or Seller and, to the knowledge of Seller, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by either of the LongView Entities or Seller, as the case may be, under any Material Contract, or would give to any other Person any rights of termination, cancellation or acceleration of any performance required thereunder or result in the creation of any Lien or any additional or changed obligation of either of the LongView Entities or Seller. Neither Seller nor either of the LongView Entities has waived any material right under or with respect to any of the Material Contracts.

     (d) Except as set forth on Schedule 2.7(d), to the knowledge of Seller, none of the other parties to the Material Contracts is in default thereunder, nor is Seller aware of any event which, with the passage of time, the giving of notice or both, would constitute a default under such Material Contract by such other party.

     (e) Except as set forth in Schedule 2.7(e), neither Seller nor either of the LongView Entities has provided or entered into any loans of money or property to the officers or employees of LongView or LongView UK excluding travel and similar advances made in the ordinary course of business.

     (f) Schedule 2.7(f) sets forth true and correct summaries of the material provisions of the licenses set forth in Items 24, 33, 61 and 64 of Schedule 2.7(a)(v), which were requested by Purchaser during its due diligence review. Seller has not made available to Purchaser any copies of these licenses since such licenses contain non-disclosure provisions that prohibit Seller and LongView from disclosing the terms thereof.

     2.8 Insurance. Schedule 2.8 hereto contains a complete and correct list of all insurance policies (excluding any insurance described on Schedule 2.14) maintained by the LongView Entities or by any Person for the benefit of the LongView Entities. With respect to each insurance policy maintained, Seller has made available to Purchaser a schedule of required premiums under each such policy and complete and correct copies of all such policies together with all riders and amendments thereto. Schedule 2.8 sets forth a summary of any policy maintained by any Person other than Seller or the LongView Entities for the benefit of the LongView Entities. All policies are in full force and effect, and all premiums due thereon have been paid. The LongView Entities and Seller, as the case may be, have complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance. Except as set forth on Schedule 2.8, the rights of the insured under such policies will not be terminated or adversely affected by the Closing or the consummation of the other transactions contemplated hereby. To the knowledge of Seller, there is currently no basis for any insurance claim by Seller or either of the LongView Entities.

     2.9   Intellectual Property.

     (a) Schedule 2.9(a) sets forth a true, complete and correct list of all items of computer software, trademarks (whether domestic or foreign and whether registered or at common law), trade names, brand names, domain names, fictitious names, service marks, logos, patents and patent applications (whether domestic or foreign and including any reissues, extensions, divisions, continuations and continuations-in-part thereof) and copyrights and registrations of claim to copyright, inventions and trade secrets in which either of the LongView Entities has an interest, other than third party software that is subject to a shrink-wrap license, and sets forth the nature of that interest (collectively, the "Intellectual Property"). LongView or LongView UK, as the case may be, owns or holds all of the rights to use, license and commercialize the Intellectual Property in the manner currently used, licensed or commercialized by it. All patents, trademark registrations and copyright registrations which are part of the Intellectual Property are in good standing, are valid and subsisting, and are in full force and effect in accordance with their terms. To the knowledge of Seller, none of the Intellectual Property nor any of the products or services sold or provided by the LongView Entities nor any of the processes used or the business practices followed by the LongView Entities infringes or has infringed upon any trademark, trade name, brand name, domain name, fictitious name, service mark, trade dress, logo, patent, copyright or other intellectual property right of any Person, or constitutes a misappropriation of trade secrets. The Intellectual Property constitutes all intellectual property necessary for the conduct immediately following the Closing of the LongView Business in all material respects as conducted on the date hereof. Neither of the LongView Entities is obligated to pay any license fee, royalty or other payment with respect to any of the Intellectual Property, except as disclosed on
Schedule 2.9(a). To the knowledge of Seller, no Person is producing, providing, selling or using products or services that would constitute an infringement upon any of the Intellectual Property or a misappropriation of trade secrets in any of the Intellectual Property.

     (b) Schedule 2.9(b) identifies all Intellectual Property developed by or on behalf of or otherwise owned by, or licensed to third Persons by, either of the LongView Entities (the "Proprietary IP"). Except as set forth on Schedule 2.9(b), LongView owns the intellectual property included in the Proprietary IP, free and clear of all Liens. Except as disclosed on Schedule 2.9(b), no Person other than LongView, as the case may be, has any (i) ownership interest in the Proprietary IP, (ii) right to use the Proprietary IP or (iii) right to prevent the LongView Entities from using, licensing, creating derivative works of and commercializing any of the Proprietary IP in the manner that the LongView Entities is currently using, licensing, creating derivative works of and commercializing such Proprietary IP or has committed to do so.

     (c) Schedule 2.9(c) identifies all computer software and other products (including maintenance and support services) that are marketed, offered, licensed, sublicensed, sold, distributed or commercialized by or on behalf of the LongView Entities (including products for which the LongView Entities may have a contingent obligation to market, offer, license, sublicense, sell, distribute or commercialize) (the "Software Products"). Except as set forth on
Schedule 2.9(c), LongView owns the intellectual property in and has the right, directly and indirectly, to copy, publish, distribute, create derivative works of, run, perform, license and commercialize the Software Products. For all the Software Products for which Seller or LongView does not own the intellectual property, LongView has valid and fully paid for all software and other licenses necessary for the past and current use, licensing, creation of derivative works and commercialization of the Software Products by LongView. Except as set forth on Schedule 2.9(c), the Software Products comply, and enable users to comply, with all federal, state and local laws and regulations.

     (d) Except as set forth on Schedule 2.9(d), the Software Products developed by either Seller on behalf of LongView or LongView have been developed in a workmanlike manner.

     (e) LongView has taken all appropriate measures to protect in all material respects the confidential and proprietary nature of the source code, object code and access codes for the Software Products. All employees, agents, consultants, distributors and licensees of LongView who have had access to any of the Software Products have been put on written notice of the confidential and proprietary nature of the Software Products and, other than with respect to employees, have been required to enter into a written agreement ("Confidentiality Agreement") acknowledging the confidential nature of and agreeing not to disclose the Software Products other than as permitted by such Confidentiality Agreement. To the knowledge of Seller, the Software Products are not and have not been a part of the public knowledge or literature. LongView has not disclosed, divulged or otherwise provided access to any part of the source code for the Software Products to any Person other than to employees or consultants of LongView, Seller or TenFold on a need to know basis who have entered into a Confidentiality Agreement. To the knowledge of Seller, no Person which is a party to a Confidentiality Agreement with LongView is in violation of, or in default under, any term or provision of such Confidentiality Agreement.

     (f) Neither Seller nor either of the LongView Entities is a party to any contract or agreement where a Person's right to receive any part of the source code for the Software Products would be triggered by the transactions contemplated by this Agreement or the Ancillary Agreements.

     (g) LongView shall have at the Closing the source code of all versions currently utilized by the LongView Entities and installations of their Software Products. Seller has made available to Purchaser copies of all license agreements for any computer programs licensed from Seller or third Persons and used by the LongView Entities, other than computer programs that are subject to a shrink-wrap license.

     (h) Either Seller or LongView has fully paid for all licenses for third party software that is subject to a shrink-wrap license used in the internal operations of the LongView Entities, including the licenses appropriate for the actual number of current and past users of such software. All such licenses are valid and enforceable against LongView and, to the knowledge of Seller, are valid and enforceable against each other party thereto.

     2.10 Government Permits. The LongView Entities hold all Permits from a Governmental Entity that are necessary or required for the conduct of the LongView Business as it is currently conducted, other than those the failure of which to obtain have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Permits are listed on Schedule 2.10 and are valid and in full force and effect, and no proceeding is pending, or, to the knowledge of Seller, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no action by any Governmental Entity has been taken or, to the knowledge of Seller, is threatened, in connection with the expiration, revocation, modification or renewal of any of such Permits which if successful would reasonably be expected to have a Material Adverse Effect.

     2.11  Taxes and Tax Returns.

     (a) Except as set forth in Schedule 2.11(a), Seller and the LongView Entities have filed on a timely basis all Tax Returns (including information returns) and reports of all Taxes (as defined below) required to be filed by them in connection with the LongView Business and have timely given and delivered all Tax notices, accounts and information required to be given by them in respect of Taxes for which they may be liable in connection with the LongView Entities' businesses. All information provided in such Tax Returns, reports, notices, accounts and information was, when filed or given, complete and accurate in all material respects. Except as set forth on Schedule 2.11(a), all Taxes required to be paid by or on behalf of either of the LongView Entities that were or are due and payable have been paid. Adequate provisions in accordance with applicable generally accepted accounting principles consistently applied have been made in the Financial Statements (as defined in Section 2.12(a)) for the payment of all Taxes for which either LongView Entity may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

     (b) Except as set forth in Schedule 2.11(b), to the knowledge of Seller, there are (i) no pending or threatened audits, investigations, claims, suits or other proceedings for or relating to any Taxes for which either LongView Entity may become, directly or indirectly, liable; (ii) no material deficiencies for Taxes of either LongView Entity or for which either LongView Entity may become, directly or indirectly, liable have been claimed, proposed or assessed by any taxing or other governmental authority; (iii) no matters under discussion by or on behalf of either LongView Entity with any Governmental Entities with respect to Taxes that could result in any additional amount of Taxes; (iv) no extension of a statute of limitations (whether arising by reason of a waiver, claim for refund, or otherwise) relating to Taxes of either LongView Entity or for which either LongView Entity may become, directly or indirectly, liable in effect nor any requests for such are pending; (v) no requests for rulings or determinations in respect of Taxes of either LongView Entity or for which either LongView Entity may become, directly or indirectly, liable pending with any Governmental Entity; and (vi) no examinations completed with respect to either LongView Entities' Tax Returns that were filed on or after January 1, 1994 and before the Closing Date.

     (c) Seller has furnished or made available to Purchaser complete and accurate copies of all Tax Returns and reports of all Taxes filed by or on behalf of the LongView Entities on or prior to the date hereof. Except as set forth on Schedule 2.11(c), the LongView Entities have collected or withheld all Taxes that they are required to collect or withhold. Except as set forth on
Schedule 2.11(c), upon consummation of the transactions contemplated hereby, neither LongView Entity will be a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state laws as a result of being a member of a unitary group or under comparable laws of other states or foreign jurisdictions), or any other contractual obligation to pay the Tax obligations of another person or to pay Tax obligations relating to transactions of another person.

     (d) LongView has never elected to be treated as an S corporation pursuant to section 1362(a) of the Code. Except as set forth on Schedule 2.11(d), LongView has never been a member of any affiliated group, within the meaning of Code section 1504, other than the group of which Seller is the common parent. LongView has never been a party to any transaction intended to qualify under Code section 355 or any corresponding provision of state law. LongView is a United States person within the meaning of the Code. LongView does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country, nor has LongView engaged in a trade or business within any foreign country. Except for an establishment in the United Kingdom, LongView UK does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country, and LongView UK has not engaged in a trade or business within any country except Great Britain. All material elections with respect to the Taxes of Seller or LongView made during the fiscal years ending January 31, 1996, 1997 and 1998 and August 31, 1998 and December 31, 1998, 1999
are reflected on its Tax Returns for such periods, copies of which have been provided or made available to Purchaser. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. LongView is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for United States federal income tax purposes. LongView will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing pursuant to Code section 481 or 263A or any comparable provision under state or foreign Tax law as a result of transactions, events, or accounting methods employed prior to the Closing Date.

     (e) LongView is a member of a "selling consolidated group" as defined by Treas. Reg. Section 1.338(h)(10)-1(b)(2). LongView UK is a corporation for federal income tax purposes.

     (f) "Tax" and "Taxes" shall mean (i) all taxes, assessments, levies, imposts, duties, fees, withholdings, or other similar governmental charges, including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, excise taxes, ad valorem taxes, withholding taxes, minimum taxes and social security taxes, and (ii) any interest, penalties or additions to tax imposed on a Tax described in clause (i) hereof, imposed by any national, regional, local or foreign government or subdivision or agency of any of the foregoing.

     2.12  Financial Statements; Liabilities.

     (a) Seller has furnished Purchaser with the LongView Entities unaudited statement of income and balance sheet as of and at December 31, 2000, which are attached as Schedule 2.12(a) (the "Financial Statements"). The Financial Statements and notes thereto have been prepared from the books and records of the LongView Entities in accordance with generally accepted accounting principles, practices and methods applicable to them, applied on a consistent basis (except as otherwise disclosed therein) and present fairly the financial condition and results of operations of the LongView Entities as of the respective dates and for the period specified therein.

     (b) Neither of the LongView Entities has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which are of a type required to be reflected on, or described in a footnote to, an audited balance sheet prepared under generally accepted accounting principles, practices or methods applicable to the LongView Entities, except to the extent specifically disclosed or provided for in the applicable Financial Statement or incurred since the date of such Financial Statement in the ordinary and usual course of business consistent with past practices or except as set forth on Schedule 2.12(b).

     (c) The books of account and other records of the LongView Entities are complete and correct and have been maintained in accordance with sound business practices.

     2.13  Absence of Certain Changes and Events. Except as set forth on
Schedule 2.13, since December 31, 2000 and through the date hereof, the LongView Entities have conducted their businesses only in the ordinary and usual course consistent with past practice and no event or development has occurred that has had or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the first sentence of this Section 2.13, except as set forth on Schedule 2.13 or permitted by Section 1.2(b) and 4.2 hereof, since December 31, 2000 and through the date hereof, neither of the LongView Entities has:

     (a) Authorized for issuance, issued, delivered or sold any debt or equity securities, or altered the terms of any outstanding securities issued by it;

     (b) Declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any shares of capital stock, or redeemed, purchased or otherwise acquired such shares, any securities convertible into or exchangeable for such shares or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

     (c) Paid, discharged or satisfied any liability or obligation or forgiven or otherwise cancelled any debt or claims or waived any rights (whether accrued, absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary and usual course of business since December 31, 2000;

     (d) Except in the ordinary and usual course of business and consistent with past practice, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any Lien (other than purchase money security interests granted in the ordinary course of business);

     (e) Written off as uncollectible any notes or accounts receivable other than in immaterial amounts or in the ordinary and usual course of business consistent with past practice;

     (f) Cancelled or waived any claims or rights of value or sold, transferred, distributed or disposed of any assets other than in the ordinary and usual course of business and consistent with past practice;

     (g) Granted any increase in the compensation of any officer, director, employee or agent, whether now or hereafter payable, or granted any severance or termination pay in respect of any such person, or entered into or varied the terms of any employment agreement with any such person or adopted, amended in any material respect or terminated any Benefit Plan under ERISA, non-ERISA arrangement, bonus, profit sharing or other employee benefit plan, agreement or arrangement of general applicability for the benefit of its officers, directors or employees;

     (h) Made any material capital expenditure or material commitment for additions to property or equipment or other capital expenditures, or leased or agreed to lease any material assets;

     (i) Made any material change in any method of accounting or keeping its books of account or accounting practices, except as required as a result of changes in the generally accepted accounting practices applicable to it;

     (j) Incurred any material indebtedness for borrowed money or any other material obligation or liability other than liabilities incurred in the ordinary and usual course of business consistent with past practice;

     (k) Amended its Articles of Organization, By-laws or other organizational documents;

     (l)   Suffered any strike or other material employment-related problem;

     (m)   Suffered any loss of any key employee or key customer;

     (n)   Commenced or terminated any line of business;

     (o)   Amended or given any consents under any Material Contracts; or

     (p) Taken any action or omitted to take any action that is reasonably likely to result in the occurrence of, or agreed or committed to do, any of the foregoing (other than as expressly contemplated by this Agreement).

It is expressly agreed and understood among the parties that, notwithstanding anything to the contrary in Sections 2.13 or 4.3 hereof, Seller has caused cash received by the LongView Entities after December 31, 2000 and prior to the Closing Date to be transferred, by way of dividend, intercompany charge or otherwise, to Seller.

     2.14  Employment Matters and Benefit Plans.

     (a) Schedule 2.14 sets forth a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA")), and all other employee benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual (each such plan, a "Benefit Plan"), with respect to which a LongView Entity or any Person that, together with a LongView Entity, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each such Person, an "ERISA Affiliate"), has or has had in the six years preceding the date hereof any obligation or liability or which are or were in the six years preceding the date hereof maintained, contributed to or sponsored by a LongView Entity or any ERISA Affiliate for the benefit of current or former officers or employees of a LongView Entity or any ERISA Affiliate (each such Benefit Plan, a "Schedule 2.14 Plan"). Neither LongView Entity nor any ERISA Affiliate has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract or scheme or to modify a Benefit Plan.

     (b) With respect to each Schedule 2.14 Plan, (i) all material amounts properly accrued to date as liabilities of Seller or a LongView Entity that have not been paid have been properly recorded on the books of Seller or such LongView Entity, (ii) except as set forth on Schedule 2.14(b)(ii), each LongView Entity and each ERISA Affiliate has satisfied in all material respects all of its statutory, regulatory, and contractual obligations, and each such Schedule
2.14 Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, (iii) there are no actions, suits or claims pending or, to the knowledge of Seller, threatened with respect to any such
Schedule 2.14 Plan or against the assets of any such Schedule 2.14 Plan (other than routine claims for benefits) and, to the knowledge of Seller, no fact or event exists that could give rise to such action, suit or claim, and (iv) each
Schedule 2.14 Plan or trust which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt and to the knowledge of Seller, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Schedule 2.14 Plan or trust.

     (c) No Schedule 2.14 Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any current or former employee, officer or director of a LongView Entity or any ERISA Affiliate beyond their retirement or other termination of service except to the extent required by Law.

     (d) No Schedule 2.14 Plan (i) is a plan that is or ever has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) is a "multiemployer plan" as defined in Section 3(37) of ERISA, (iii) is a plan maintained in connection with Section 501(c)(9) of the Code, or (iv) provides for payment of separation, severance, termination or similar type benefits to any Person.

     (e) With respect to each Schedule 2.14 Plan, Seller has made available to Purchaser true and complete copies of each such Schedule 2.14 Plan (including all amendments thereto) and each material document (including all amendments thereto) prepared in connection with each such Schedule 2.14 Plan, including without limitation and to the extent applicable, (i) all trust instruments and insurance contracts; (ii) the three most recently filed IRS Forms 5500, 5500-C, or 5500-R; (iii) the most recent actuarial report and financial statement; (iv) the most recent summary plan description and summary of material modifications; (v) any and all forms filed with the Pension Benefit Guaranty Corporation ("PBGC"); and
(vi) the most recent determination letter issued by the Internal Revenue
Service.

     (f) Neither LongView Entity nor any ERISA Affiliate, nor, to the knowledge of Seller, any other party in interest (within the meaning of Section 3(14) of ERISA) has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any
Schedule 2.14 Plan. Neither LongView Entity nor any ERISA Affiliate has incurred any material liability for any excise tax arising under the Code with respect to a Schedule 2.14 Plan, and no fact or event exists which could give rise to such liability. Neither LongView Entity nor any ERISA Affiliate has incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the PBGC), and, to the knowledge of Seller, no fact or event exists which could give rise to such liability.

     (g) All material contributions, premiums or payments required to be made with respect to any Schedule 2.14 Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity, and, to the knowledge of Seller, no fact or event exists which could give rise to any such challenge or disallowance.

     (h) There has been no amendment to, written interpretation of or announcement (whether or not written) by LongView or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Schedule
2.14 Plan that would increase materially the expense of maintaining such
Schedule 2.14 Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

     (i) Neither Seller nor any LongView Entity has violated any material provision of any Law or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees of the LongView Business or other labor related matters, including without limitation Laws and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employee of the LongView Business.

     (j) There is no labor strike, dispute, organizing effort, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving any LongView Entity or collective bargaining agreement to which Seller or any LongView Entity has been a party in the past five years.

     (k) Neither Seller nor any LongView Entity is a party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or to the knowledge of Seller, attempting to represent any employee of a LongView Entity.

     2.15 Employment, Severance and Termination Agreements. Schedule 2.15 lists all employment, severance, "golden parachute" or termination or compensation agreements, arrangements or understandings of any present director, officer, employee, consultant or group of employees of a LongView Entity, other than agreements (listed on Schedule 2.15) terminable by such LongView Entity at will without expense or liability to such LongView Entity. Except as disclosed on Schedule 2.15, no employee or former employee of a LongView Entity or any ERISA Affiliate will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby. Seller has delivered to Purchaser a true and complete list of all of the officers, senior managers and directors of each of the LongView Entities, specifying their respective office and annual rate of compensation, and a true and complete list of the employees of each of the LongView Entities employed as of March 15, 2001, setting forth each such employee's compensation and date of hire. Except as disclosed in
Schedule 2.14 or Schedule 2.15, neither Seller nor either of the LongView Entities has any material obligations, contingent or otherwise with respect to employees employed by such LongView Entity: (a) under any employment contract, agreement, commitment, undertaking or understanding, plan, program, policy or arrangement; (b) under any bonus, incentive or deferred compensation contract, agreement, commitment, undertaking or understanding, plan, program, policy or arrangement (including one for severance or other payments conditioned upon a change of control of a LongView Entity); (c) under any pension, profit-sharing, stock purchase or any other such plan, program or arrangement; or (d) under any arrangement that has resulted or could result in the payment of any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof). Neither Seller nor TenFold has any liability for accrued but unpaid salaries, wages, severance, sick pay or bonuses, deferred compensation or incentive compensation, in respect of (i) the Seller Employees or (ii) Seller Employees who do not accept employment with Purchaser ("Non-Seller Employees"). There are no actions, suits or claims pending or, to the knowledge of Seller, threatened with respect to any officer or employee associated with the LongView Business and, to the knowledge of Seller, no fact or event exists that could give rise to such action, suit or claim.

     2.16  Litigation; Compliance with Law.

     (a) Except as set forth on Schedule 2.16(a) or Schedule 2.11(b), there is no judicial, administrative, arbitral or alternative dispute resolution proceeding, suit or investigation pending or, to the knowledge of Seller, threatened by or against either of the LongView Entities including without limitation with respect to or affecting the business or financial condition of the LongView Entities or the consummation of the transactions contemplated hereby. Neither LongView Entity is a party to, or subject to the provisions of, any Judgment. Seller has made available to Purchaser copies of all available audit response letters received by or with respect to the LongView Entities for the fiscal year ended January 31, 1998 and thereafter. Neither LongView Entity has tendered the defense of any claim to an insurance carrier.

     (b) Except as set forth in Schedule 2.16(b), the LongView Business is being conducted in compliance with all applicable Laws and Judgments of any Governmental Entity, except for such noncompliance that, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

     (c)   The Intercompany Payment was made in compliance with applicable Laws.

     2.17 No Brokers. No Person has acted on behalf of Seller or either LongView Entity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Purchaser or either LongView Entity for any broker's or finder's fee or similar compensation in connection with the transactions contemplated by this Agreement.

     2.18 Relationships with Related Persons. Except as set forth in Schedule 2.18, no Person (other than the LongView Entities) has any interest in any property used in or pertaining to the LongView Business. Except as set forth in
Schedule 2.18, no Affiliate of Seller (other than the LongView Entities) or Affiliate of a LongView Entity has had since December 31, 2000 (a) business dealings or a material financial interest in any transaction with either LongView Entity or (b) engaged in any business in competition with either LongView Entity within the past two years. Except as set forth in Schedule 2.18, no Affiliate of Seller (other than the LongView Entities) or Affiliate of a LongView Entity is a party to any contract with, or has a claim or right against, either of the LongView Entities.

     2.19 Bank Accounts. A list of all bank, money market, savings and similar accounts and safe deposit boxes of the LongView Entities specifying the account numbers and the authorized signatories or persons having access to them, has been made available to Purchaser. No such account is overdrawn or subject to any penalty. No draw on any such account has resulted in an extension of credit to either of the LongView Entities that has not been repaid.

     2.20 Environmental Matters. Neither of the LongView Entities has ever generated, transported, used, stored, treated, disposed of or managed any hazardous waste. No hazardous material has ever been or, to the knowledge of Seller, is threatened to be spilled, released or disposed of by either LongView Entity at any site presently or formerly owned, operated, leased or used by the LongView Entities or has ever come to be located in the soil or groundwater at any such site as a result of any action by a LongView Entity. To the knowledge of Seller, neither Seller nor either LongView Entity presently owns, operates, leases or uses, nor has any of them previously owned, operated, leased or used any site on which underground storage tanks are or at any time were located and used by a LongView Entity and no lien has ever been imposed by any Governmental Entity on any property, facility, machinery or equipment owned, operated, leased or used by a LongView Entity in connection with the presence of any hazardous material. Neither Seller nor LongView has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health or safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any law relating to the environment or to health and safety, and Seller has no knowledge that any will be forthcoming.

     2.21 Trade Order Management System. Except for the Trade Order Management System Agreement by and among TenFold, Seller and Goldman, Sachs & Co. and their current interests in the LongView Entities, if any, neither TenFold, Seller nor any of their Affiliates (other than the LongView Entities) (a) have any interest in any trade order management business relating to the investment management industry, (b) have any current commitments to buy a trade order management application or business relating to the investment management industry, and (c) other than the TradeXpress and TradeXpress Lite applications, is developing, designing, manufacturing, producing a trade order management application relating to the investment management industry.

     2.22 Material Information. No representation or warranty by Seller in this Agreement or in any Exhibit or Schedule furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     2.23 No Other Representations. Seller acknowledges that, except as set forth in Article III, Purchaser has made no representation or warranty whatsoever to Seller.

     2.24 Insolvency. Seller represents that it is not insolvent within the meaning of the California Uniform Fraudulent Transfer Act and that it will not be rendered insolvent by the transactions contemplated herein. Seller is able, and will continue to be able after giving effect to the transactions contemplated herein, to pay its debts as they become due and have sufficient cash flow or profits to properly maintain its businesses or operations and remain financially stable.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller the following:

     3.1 Organization, Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     3.2 Authority; Noncontravention. Purchaser has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements, to the extent it is a party thereto, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, to the extent Purchaser is a party thereto, and the consummation of the transactions provided for hereby and thereby have been duly authorized by the Supervisory Board (Conseil de Surveillance) of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize the execution or delivery of this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been, and when executed each of the Ancillary Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or a suit in equity). The execution and delivery of this Agreement or any Ancillary Agreement, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions provided for hereby or thereby does or will not:

           (i) conflict with or violate any provision of any document of governance of Purchaser;

           (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person or entity the right to accelerate, renegotiate or terminate or receive any payment, or require any consent, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any material contract, agreement, commitment, undertaking, lease, license, mortgage, bond, note or other instrument or any Permit to which Purchaser is a party or by which it or its securities, properties or business are bound;

           (iii) result in the creation of any Liens upon any of its securities, properties or business;

           (iv)  constitute a violation by Purchaser of any Law or Judgment; or

           (v) require any Consent, approval, waiver, order or authorization of, any Governmental Entity.

     3.3 Investment. Purchaser hereby confirms that the Shares will be acquired for investment for Purchaser's own account and not with a view toward distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act"); provided, that it is understood that this representation and warranty is made without prejudice to Purchaser's right at all times to resell, transfer or otherwise dispose of all or any part of the Shares pursuant to either registration or an exemption from registration under the Securities Act.

     3.4 Sophistication of Purchaser. Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the purchase of the Shares. Seller has provided to Purchaser the opportunity to ask questions of the officers and management of Seller and LongView with respect to the LongView business and the Financial Statements, and Purchaser has received all information with respect to such matters as it has requested.

     3.5 No Brokers. No Person has acted on behalf of Purchaser in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated by this Agreement.

     3.6 Material Information. No representation or warranty by Purchaser in this Agreement or in any Exhibit or Schedule furnished or to be furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.7 No Other Representations. Purchaser acknowledges that except as set forth in Article II, Seller has made no representation or warranty whatsoever to Purchaser.

                                   ARTICLE IV
                                    COVENANTS

     4.1 Notice of Certain Events. Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other party of (a) any event or condition that would cause any of the representations and warranties made by it contained herein no longer to be complete and accurate as of any date on or before the Closing Date, (b) any failure on the part of it to comply with any of its covenants or agreements contained herein at any time on or before the Closing Date, and (c) any notice of, or other communication relating to, a material default or other event, which with notice or the lapse of time or both would become a material default, received by it subsequent to the date of this Agreement and prior to the Closing under any Material Contract. No notice given pursuant to this Section 4.1 shall reduce in any way a party's indemnification obligations under Article VII.

     4.2 Ordinary Course of Business. During the period from the date hereof until the Closing except as expressly permitted in this Agreement or as otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld), Seller will, and until the Closing will cause each LongView Entity to,

           (i) carry on the LongView Business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with clients, suppliers, customers, distributors and others having business dealings with it, perform its obligations under all Material Contracts and Permits, conduct its business in compliance with all applicable Laws and Judgments, maintain all assets other than those disposed of in the ordinary course of business in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner, and preserve its good will and ongoing business;

           (ii) not amend its certificate of incorporation, articles of organization, by-laws or other organizational documents;

           (iii) not acquire, by merger, consolidation, purchase of stock or assets or otherwise, any interest in any corporation, partnership, association or other business organization or division thereof;

           (iv) not alter its outstanding capital stock or equity interests or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or equity interests (in cash or otherwise), or purchase or redeem any shares of its capital stock or equity interests;

           (v) not issue or sell (or agree to issue or sell) any of its capital stock or equity interests or any options, warrants or other rights to purchase any such stock or interests or any securities convertible into or exchangeable for such stock or interests;

           (vi) not incur any indebtedness for borrowed money (including through the issuance of debt securities) or vary the terms of any existing indebtedness or guarantee or otherwise become liable for any material obligation or liability and not incur any additional amounts under Seller's Intercompany Obligation;

           (vii) not mortgage, pledge or subject to any Lien, any of its properties;

           (viii) not discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) or compromise, settle or otherwise adjust any material claim or litigation or cancel or waive any claims or rights of value;

           (ix) not lease, acquire or dispose of any substantial assets or rights, including without limitation any Proprietary IP, provided that either LongView Entity shall be entitled to grant licenses to the Proprietary IP in the ordinary course of its business;

           (x) not make any change in its accounting procedures or practices unless mandated by generally accepted accounting principles;

           (xi) not grant to any officer, director, consultant or employee any increase or modification of compensation or benefits, including without limitation, any salary increases for 2001, or any severance or termination pay, or make any loan to or enter into any new employment agreement or arrangement with any such person;

           (xii) not adopt, enter into, amend in any material respect, announce any intention to adopt or terminate, any Benefit Plan, program or arrangement;

           (xiii)  not reduce or eliminate any insurance coverage;

           (xiv) not enter into any new Material Contract, or amend in any material respect or grant any consent under any Material Contract;

           (xv)    not close any bank account;

           (xvi) not write off as uncollectible any notes or accounts receivable other than in immaterial amounts;

           (xvii)  not commence or terminate any line of business;

           (xviii) not institute any judicial, administrative, arbitral or alternative dispute resolution, proceeding, suit or investigation; and

           (xix) not agree to take any of the actions set forth in the foregoing subparagraphs (iii) through (xviii);

provided, however, that Seller shall not be liable for any breach of this
Section 4.2 to the extent that the action resulting in such breach was taken at the direction of Purchaser or its representatives.

     4.3   Intercompany Obligations.

     (a) Waiver of LongView Obligations. Effective as of the Closing, Seller hereby waives, and will cause Affiliates of Seller to waive, all amounts in the nature of intercompany obligations that are payable, due or owing as of the Closing by LongView to Seller or an Affiliate of Seller in a manner that will not create any adverse Tax consequences (including loss or reduction of net operating loss carryforwards) to Purchaser or LongView. From and after the Closing, Seller shall defend, indemnify and hold harmless Purchaser from and against all payments, damages, liabilities, costs, expenses and obligations arising out of or in connection with any claim by any Affiliate of Seller with respect any such intercompany obligation to the extent existing immediately following the Closing.

     (b) Waiver of Seller's Obligations. Effective as of the Closing, Seller shall cause LongView to waive all amounts in the nature of intercompany obligations that are payable, due or owing as of the Closing by TenFold, Seller or any Affiliate of Seller to LongView ("Seller's Intercompany Obligation") as set forth on Schedule 4.3.

     4.4 Access to Properties and Records. From the date of this Agreement to the Closing Date but subject to the confidentiality obligations binding on Purchaser, Seller shall, and, until the Closing Date, shall cause the LongView Entities to (a) provide to Purchaser and its authorized representatives reasonable access to the premises and operations of the LongView Entities during normal business hours and on reasonable notice to Seller, (b) permit Purchaser and its authorized representatives to make such inspections of the premises and operations as they may reasonably request and (c) cause the officers and employees of the LongView Entities and Seller to furnish to Purchaser and its authorized representatives such financial and operating data relating to the LongView Business as they may from time to time reasonably request, including without limitation any of TenFold's or Seller's key employees who may be identified by Purchaser as being important to the success of the LongView Entities. Neither Purchaser nor any of its authorized representatives shall (a) direct or instruct any of the officers or employees to cause the LongView Business or Seller to take any action listed in Section 4.2, without the prior consent of Seller or (b) otherwise interfere in any way with the conduct of the LongView Entities' or Seller's business. Upon the Closing, Seller shall deliver all books and records and any other assets of LongView in its possession to Purchaser or to such other Person identified in writing by Purchaser to Seller. Notwithstanding the foregoing Seller may retain a copy of any such books and records that it deems reasonably necessary to satisfy any applicable tax, accounting, legal or regulatory obligations to which it is subject, provided that Seller shall treat such books and records as confidential and shall not, and shall cause its directors, officers, employees and representatives to not, use or disclose the information contained therein except as permitted in this Agreement or as may be required by applicable Law.

     4.5 Acquisition Proposals. During the period from the date of this Agreement until the Closing, neither Seller nor any of its directors, officers, employees, agents or representatives shall (i) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into negotiations looking toward or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock, assets or business of the LongView Entities (other than the transactions contemplated hereby), nor shall any of such entities provide any information to any Person (other than to Purchaser and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transaction. Seller will immediately advise Purchaser of, and communicate to Purchaser the terms of, any such inquiry or proposal that TenFold or Seller may receive or of which either of them may become aware.

     4.6 Non-Competition. Seller agrees that for a period of 24 months following the Closing Date, neither Seller nor any of Seller's Affiliates will, directly or indirectly, without the prior written consent of Purchaser, (a) induce or attempt to induce any employee or independent contractor of the LongView Entities to leave the LongView Entities, or (b) in any way interfere with the relationship between the LongView Entities and any of their current employees or independent contractors. Other than as specifically set forth in this Agreement or in the TradeXpress Purchase Agreement dated the date hereof among TenFold, Seller and Purchaser (the "TradeXpress Purchase Agreement"), Purchaser agrees that for a period of 24 months following the Closing Date, neither Purchaser nor any of Purchaser's Affiliates will directly or indirectly, without the prior written consent of Seller and TenFold, (a) induce or attempt to induce any employee or independent contractor of Seller or any of Seller's Affiliates to leave Seller or any of Seller's Affiliates, as the case may be, or
(b) in any way interfere with the relationship between Seller and Seller's Affiliates and any of their respective current employees or independent contractors.

     4.7 Consents and Approvals. Seller shall use its reasonable best efforts to obtain prior to the Closing all consents, authorizations and approvals of any Governmental Entity or any other Person ("Consents") required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including those consents set forth on Schedule 4.7 attached hereto.

                                   ARTICLE V
                                OTHER AGREEMENTS

     5.1 Employee Matters. Schedule 5.1(a) lists the employees used in the LongView Business who are employed by TenFold, Seller or either of the LongView Entities as of March 15, 2001 (the "Seller Employees"). It is the intention of the parties to effect a smooth transition of transfer of the LongView Business from Seller to Purchaser. Purchaser agrees to use all commercially reasonable efforts to put in place personnel systems and employee benefit plans that will enable it to offer the Seller Employees employment with Purchaser or a subsidiary of Purchaser at the Closing. Prior to the Closing, upon reasonable prior notice to Seller, Purchaser may communicate with any of the Seller Employees.

     (a)   Responsibility for Employee Liabilities.

           (i) Seller further covenants that any employment agreement or relationship set forth on Schedule 2.15 or Schedule 5.1(a) will cease prior to the Closing and that, to the extent the employees listed on Schedule
     2.15 or Schedule 5.1(a) are employees of TenFold or Seller, Seller will so notify such employees.

           (ii) As of the Closing Date, Purchaser will cause LongView to offer to each Seller Employee employment at wage or salary levels, as applicable, that are substantially equivalent to what such employee had as an employee in the LongView Business. Seller shall remain solely responsible for any and all liabilities, claims and obligations in respect of the Seller Employees, or any other person employed by TenFold, Seller or either of the LongView Entities prior to the Closing, and their beneficiaries and dependents, relating to or arising in connection with or as a result of (A) their employment prior to Closing, (B) the actual or constructive termination of any Seller Employee by TenFold or Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), or (C) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or in any other way arising out of or relating to, any Benefit Plan of Seller or TenFold. Purchaser shall not assume any liability of LongView for any accrued but unpaid severance, sick pay or bonuses, deferred compensation or incentive compensation in respect of the Seller Employees which relates to any periods prior to the Closing Date. Notwithstanding anything herein to the contrary, (i) Purchaser shall assume liabilities of TenFold, Seller or LongView for vacation payable to the Seller Employees and (ii) from and after the Closing, Purchaser shall be solely responsible for any and all liabilities, claims and obligations relating to or arising in connection with events occurring after the Closing for the Seller Employees.

     Nothing contained in this Agreement will confer upon any Seller Employee any rights or remedies, including, without limitation, any right to employment, of any nature or kind whatsoever, for any specified period or at any level of compensation or benefits, under or by reason of this Agreement.

     (b) Continued Benefit Plan Coverage. Notwithstanding the foregoing provisions of this Section 5.1:

           (i) Seller agrees to provide or to cause TenFold to provide continuing medical benefit coverage under TenFold's current group medical plan to Seller Employees (other than those Seller Employees who are enrolled in the Tufts Associated Health Maintenance Organization (the "Tufts HMO") as of the Closing) and their dependents, with such coverage to continue until the earlier of the date Purchaser (or a subsidiary of Purchaser) establishes a replacement plan for such Seller Employees or the expiration of COBRA benefits. Purchaser acknowledges that TenFold is self-insured under its current group medical plan up to an annual maximum of $75,000 per covered employee (the "Self-Insurance Limit"). Purchaser agrees to assume liability for the Self-Insurance Limit, reduced by 2001 claims incurred prior to the Closing, for each Seller Employee covered after the Closing by Seller or TenFold under this Section 5.1 and to reimburse Seller or TenFold pursuant to Section 5.2 up to the Self-Insurance Limit per Seller Employee, reduced by 2001 claims incurred prior to the Closing, for any liabilities, claims and obligations incurred by such Seller Employees after the Closing and subject to reimbursement under TenFold's group medical plan. Purchaser agrees to use its reasonable best efforts to continue medical coverage under the Tufts HMO to the Seller Employees and their dependents enrolled in the Tufts HMO as of the Closing.

           (ii) Seller agrees to provide or to cause TenFold to provide continuing dental benefit coverage to Seller Employees and their dependents under TenFold's current group dental plan until the earlier of the date Purchaser establishes a replacement plan, or April 30, 2001.

           (iii) Seller agrees to provide or to cause TenFold to provide continuing coverage to Seller Employees and their dependents under TenFold's current vision plan with Colorado Vision Services, Inc. (Plan Number 12027775) through the earlier of the date Purchaser establishes a replacement plan for Seller Employees, or April 30, 2001.

     (c) Purchaser Employee Benefit Programs. Purchaser agrees that under any Benefit Plan made available after the Closing to the Seller Employees, such Seller Employees will receive credit for the years of service credited to them by TenFold, Seller or any LongView Entity prior to the Closing Date for purposes of determining eligibility and vesting under such Benefit Plans and in determining the amount of benefits under any applicable sick leave and vacation policies of TenFold, Seller or any LongView Entity, provided, however, that such crediting of service does not result in duplication of benefits and will not be given for benefit accrual. No provision of this Section 5.1 will limit Purchaser's right to terminate, amend, modify or discontinue, at any time, any of Purchaser's employee benefit programs or arrangements for Seller Employees, whether the foregoing are in existence on the date of this Agreement or hereafter established. Purchaser acknowledges that, except as required by Law or otherwise provided herein, medical, life insurance and disability benefits provided by TenFold to the Seller Employees prior to the Closing Date will terminate as of the effective time (as described in Section 1.3) on the Closing Date.

     (d) Cooperation. Subject to applicable legal restrictions, Purchaser and Seller will provide each other, in a timely manner, with any information which the other may reasonably request with respect to any Seller Employee, his or her employment with and compensation from Seller, TenFold, either LongView Entity or Purchaser, or rights or benefits under any Benefit Plan or any personnel policy of Seller, TenFold, either LongView Entity or Purchaser relating to the LongView Business, and each of Seller and Purchaser will use its respective reasonable efforts to cooperate to cause any administrative or other service provider or insurer with respect to any Benefit Plan to deal directly with Purchaser in its efforts to establish plans or programs for its employees.

     (e) Termination of Participation. Except as otherwise provided in this Agreement, Seller will take all action necessary to cause the participation of the LongView Entities in any Benefit Plan of the Seller or TenFold to terminate effective as of the Closing Date.

     5.2 Payment of Certain Expenses After Closing. Notwithstanding any other provision of this Agreement, in order to provide Purchaser with sufficient time to establish its own employee benefits programs and functions, after the Closing Date and through the periods specified in Section 5.1(b), Seller or its Affiliates will continue to provide the benefits described in Section 5.1(b) ("Reimbursable Expenses"), subject to the following presentment and payment procedures (and any additional procedures as may be mutually agreed upon in writing by the parties): (i) Seller or its Affiliates will as of the end of each month present Purchaser with an invoice for the amount of Reimbursable Expenses for the next bi-weekly payroll payment date; (ii) Purchaser will within two business days after receipt of such invoice pay to Seller, by bank wire transfer in next day clearinghouse funds to an account designated in writing by Seller, the aggregate amount of Reimbursable Expenses to be paid by Seller; (iii) Seller will provide Purchaser with a right of access to its internal payroll computer records or printout and related financial reports, with respect to the amounts of Reimbursable Expenses.

     5.3   Section 338(h)(10) Election.

     (a)   Seller and Purchaser shall join in making an election under Code section 338(h)(10) with respect to LongView and corresponding elections under state or local law where available (collectively, the "Section 338(h)(10) Election"). Purchaser shall cause LongView to make an election under Code section 338(g), and corresponding elections under state or local law where available (collectively, the "Section 338(g) Election", which together with the Section 338(h)(10) Election referred to herein as the "Section 338 Elections").

     (b) Seller and LongView shall cooperate in the preparation of and shall execute those forms and other documents necessary for the parties to properly make the Section 338(h)(10) Election, including, without limitation, IRS Form 8023 and any required attachments to that form within 45 days after the Closing Date. Purchaser shall prepare and tender to Seller and its accountant all election forms as soon as practicable after the Closing Date. The parties also agree that the Share Purchase Price shall be allocated to the assets based upon their fair market value. The parties agree that all filings with any state or federal agencies shall be consistent with the allocations made in the Section 338 Elections. In the event that any taxing authority disputes such allocations, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute. Purchaser agrees to pay any sales or use taxes associated with the elections under Section 338.

     (c) Seller will file its consolidated federal income Tax Return for its taxable year which includes the Closing Date, and will report thereon the income of LongView and LongView UK up to and including the Closing Date as required by applicable law. Seller will pay all Taxes required to be paid with respect to such consolidated federal income Tax Return, but payment of such Taxes will not be treated as a waiver of any rights of Seller under this Agreement. In order to assist Seller in preparation of such consolidated federal income Tax Returns, Purchaser will prepare and deliver to (or cause to be prepared and delivered to) Seller the information which LongView and LongView UK have customarily provided to Seller and other information necessary for preparation of such Tax Return within 60 days of Seller's request therefor.

     (d) Seller will prepare or will cause to be prepared any (i) Tax Returns required by law to be filed by LongView or LongView UK for taxable years ending on or before the Closing Date; and (ii) any Massachusetts or other income Tax Returns required to be filed by LongView or LongView UK for taxable years ending on or before the Closing Date, regardless of when filing is required. Except for Taxes required to be paid with respect to all federal income Tax Returns described in Section 5.3(c), which Seller shall pay, Seller, LongView or LongView UK will pay all Taxes required to be paid with respect to the income Tax Returns described in the preceding sentence consistent with past practices and in the ordinary course of business. To the extent any Tax Return prepared by Seller pursuant to this Section 5.3(d) has not been filed as of the Closing Date, Purchaser will provide any additional information or assistance as may be reasonably requested in connection with the finalization of such Tax Return and will cause the appropriate persons to sign and file such Tax Return provided that Seller represents and warrants in writing that such Tax Return has been prepared in good faith with all due care and is correct and complete in all material respects.

     (e) In accordance with Section 7.2 hereof, Seller agrees to indemnify Purchaser from and against any losses that Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of LongView or LongView UK under Section 1.1502-6 of the regulations promulgated by the U.S. Department of the Treasury under the Code (or any similar provision of state, local or foreign law or regulations).

     (f) Except as otherwise provided in this Section 5.3, Purchaser will control all audits, refund claims and other proceedings involving any Tax Return filed by LongView and LongView UK. Purchaser will give prompt notice to Seller of any audit, refund claim or other proceeding involving any Tax Return relating (in whole or in part) to periods or transactions prior to the Closing Date, and will consult with Seller and give due regard to Seller's interests in any negotiations or discussions unless Purchaser reasonably concludes that Seller will not be required to make any payment under this Agreement by reason of the subject of the negotiation or discussion, which case Seller will have no further liability under this Agreement with respect to such periods or transactions. Purchaser and its Affiliates and agents will not concede, settle or compromise any claim or deficiency related to such Tax Returns without the prior written consent of Seller, which consent shall not be unreasonably withheld; failure to obtain such consent will be treated as a waiver by Purchaser of any right to indemnification with respect to Losses related to the matter conceded, settled or compromised.

     (g) Seller will control all audits, refund claims and other proceedings related to (i) the federal consolidated income Tax Returns of Seller and (ii) any Massachusetts or foreign income Tax Returns filed by LongView or LongView UK with respect to periods ended at or prior to the Closing Date. Seller will give prompt notice to the other party of any audit, refund claim or other proceeding involving any such income Tax Return, and the parties will cooperate with each other in good faith in the conduct of such audit, claim or proceeding.

     5.4 Goodbye Letters; Retention Bonus Payment. Seller shall furnish Purchaser within five business days of the Closing Date a copy of documentation sent to Seller Employees notifying Seller Employees that (i) all stock options held by Seller Employees to purchase stock of Seller have fully vested upon the Closing and that Seller Employees shall have five days thereafter to exercise such options, and (ii) all stock options held by Seller Employees to purchase stock of TenFold shall cease vesting on the Closing Date, but Seller Employees shall have through December 31, 2001 to exercise any vested TenFold options. On September 15, 2001, Seller shall pay to Purchaser $200,000, which Seller intends to use to pay bonuses to Seller Employees employed at LongView at such time.

     5.5 Destruction or Return of Confidential and Proprietary TenFold Information. Purchaser understands that Seller Employees are subject to Seller's Proprietary Information and Inventions Agreement. Purchaser agrees to cooperate in causing such Seller Employees to either destroy or return all Seller or TenFold confidential and proprietary information, data, work product, non-public financial information, applications development methods and processes, Universal Application and other code ("Proprietary Information"), other than any such

Proprietary Information conveyed to Purchaser hereunder or in connection with the acquisition of LongView.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Obligations of Seller for the Closing. The obligation of Seller to consummate the transactions contemplated hereby in connection with the Closing is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b) Closing Deliveries. Purchaser shall have made the deliveries required to be made by it under Section 1.4(a).

     6.2 Conditions to Obligations of Purchaser for the Closing. The obligation of Purchaser to consummate the transactions contemplated hereby in connection with the Closing is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b) No Material Adverse Effect. There shall not have occurred since December 31, 2000 any Material Adverse Effect or any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Third Party Consents. Seller shall have furnished to Purchaser satisfactory evidence that Seller has obtained the Consents described on
Schedule 4.7 hereto.

     (d) Closing Deliveries. Purchaser shall have made the deliveries required to be made by it under Section 1.4(b).

                                  ARTICLE VII
                                INDEMNIFICATION

     7.1 Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall survive the Closing Date regardless of any investigation made by or on behalf of any party, for a period of two years following the Closing Date. Notwithstanding the foregoing, (i) the representations made in Section 2.11, 2.14 and 2.20 shall survive until the applicable statutes of limitations (including any extensions thereof pursuant to the delivery of waivers for the applicable period of limitations) have expired and (ii) the representations and warranties made in Section 2.3 shall survive indefinitely.

     7.2 Indemnification by Seller. From and after the Closing Date and subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), from and against any and all actions, proceedings, costs, damages, claims, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel fees, interest, penalties and disbursements) (collectively, "Losses"), that may be asserted against or suffered or incurred by the Purchaser Indemnities arising out of, relating to any breach of any representation, warranty, covenant or agreement by Seller made in this Agreement or the Ancillary Agreements.

     7.3 Indemnification by Purchaser. From and after the Closing Date and subject to the provisions of this Article VII, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), from and against any and all Losses that may be asserted against or suffered or incurred by the Seller Indemnities arising out of, relating to any breach of any representation, warranty, covenant or agreement on the part of Purchaser made in this Agreement or the Ancillary Agreements.

     7.4   Notice and Resolution of Claims.

     (a)   Notice. Each Person entitled to indemnification pursuant to Section
7.2 or 7.3 (an "Indemnitee") shall give written notice to the Seller or Purchaser, respectively, promptly after obtaining knowledge of any claim that it may have under Section 7.2 or 7.3, as applicable. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give such notice in a timely manner shall not release the party from whom such indemnification is sought (the "Indemnifying Party") from its obligations under
Section 7.2 or 7.3, as applicable, except to the extent that such failure materially prejudices the ability of the Indemnifying Party to contest such claim.

     (b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 7.2 or 7.3 shall arise from any action that might reasonably be expected to result in an indemnifiable claim from a third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of such Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of such Third Party Claim, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense (which will not be recoverable from the Indemnifying Party under this Article VII or otherwise). In addition, the Indemnitee may employ separate counsel, and the Indemnifying Party shall bear the expenses of such separate counsel, if (i) in the written opinion of counsel to the Indemnified Party reasonably satisfactory to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to any claim indemnified under this Article VII. Notwithstanding the foregoing provisions of this Section 7.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnitee's prior written consent unless as part of such settlement the Indemnitee is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee's business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or Section 7.3 without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party's business or require the Indemnifying Party to admit any wrongdoing.

     7.5 Deposit Agreement. In order to secure Seller's indemnification obligations under Section 7.2 hereof, Seller shall, at the Closing, execute and deliver a deposit account, escrow and control agreement substantially in the form of Exhibit D hereto (the "Deposit Agreement") and a pledge and assignment agreement substantially in the form of Exhibit E hereto (the "Pledge Agreement"), and Purchaser shall deposit with Zions First National Bank (the "Deposit Agent") the Deposit to be held for a period of 18 months (the "Deposit Period"). The Deposit Agent shall administer the Deposit on behalf of Purchaser and Seller in accordance with the Deposit Agreement. Any interest accrued with respect to investment of the Deposit shall constitute a part of the Deposit and shall be distributed to Seller or Purchaser pursuant to the terms of the Deposit Agreement upon termination of the Deposit Period.

     7.6   Limitations on Liability.

     (a) Other than Claims made regarding Taxes or breaches of any representations set forth in Sections 2.3(a), 2.14(b)(ii), 2.14(b)(iv), 2.16(a) and 2.17, Seller's obligations to indemnify Purchaser for any Losses pursuant to
Section 7.2 shall not be effective until the aggregate amount of all such Losses for which Seller is liable to Purchaser under Section 7.2 exceeds $250,000 (the "Basket"), and thereafter Seller shall only be liable to Purchaser for any amounts of Losses in excess of $100,000 (the "Deductible").

     (b) Other than Claims made regarding breaches of any representations set forth in Sections 2.3(a), 2.11, 2.14(b)(ii), 2.14(b)(iv), 2.16(a) or 2.17, in no
event shall Seller's liability under Section 7.2 exceed in the aggregate $5,800,000.

     7.7 Exclusive Remedy. The provisions of this Article VII shall constitute the sole and exclusive remedy of Purchaser, on the one hand, and Seller, on the other, for any Losses suffered by either of them on account of any breach by the other of any representations, warranties, covenants or agreements contained in this Agreement.

     7.8   Adjustment to Purchase Price. All amounts paid pursuant to this
Article VII (other than interest payments) shall be treated by the parties hereto on all Tax Returns as an adjustment to the Share Purchase Price.

     7.9   Coordination with Tax Covenant. In the event any provision of this
Article VII is inconsistent with any provision of Section 5.3, the provisions of
Section 5.3 shall control.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

     (a)   by the mutual written consent of Seller and Purchaser;

     (b) by Seller, if Purchaser shall have (i) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality or (ii) breached in any material respect any of its representations or warranties that are not so qualified or any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to Purchaser;

     (c) by Purchaser, if Seller shall have (i) breached any of its representations or warranties contained in this Agreement that are qualified as to materiality or (ii) breached in any material respect any of its representations or warranties that are not so qualified or any of its covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 days after the giving of written notice to Seller; or

     (d) by Purchaser, if TenFold shall commence a voluntary proceeding, or if any involuntary proceeding shall be commenced against TenFold (and such involuntary proceeding shall remain undismissed and unstayed for 30 days) seeking liquidation or reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official in an involuntary case or other proceeding commenced against TenFold or TenFold shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

     8.2 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers, agents or representatives, and all rights and obligations of any party hereto shall cease; provided, however, that (a) this Section 8.2 and Section 9.1 shall survive any such termination and abandonment and (b) nothing contained in this Section shall relieve any party from liability for any intentional breach of this Agreement.

     8.3   Extension; Waiver. At any time prior to the Closing the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Any waiver given by a party under this Agreement as to any inaccuracy of a representation or warranty or to noncompliance of an agreement or condition hereof shall not be deemed to constitute a waiver of any other representation or warranty or compliance with any other agreement or condition under this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby.

     9.2 Notices. Any notice, request, consent, approval or other document, instrument or communication that may be required or permitted to be delivered or served hereunder shall be effective upon delivery and shall be in writing and may be delivered personally, sent by nationally recognized overnight delivery service, or sent by facsimile (receipt confirmed) as follows (until notice of a change thereof is given as provided herein):

         If to Seller:

              Argenesis Corporation
              150 California Street
              San Francisco, California  94111
              Attention:  President
              Facsimile:  (415) 395-3500
              Telephone   (415) 395-2957
         with copies to:

              TenFold Corporation
              180 West Election Road, Suite 100
              Draper, Utah 84020
              Attention:  General Counsel
              Facsimile:  (801) 619-8204
              Telephone:  (801) 495-1010

         and

              Munger, Tolles & Olson LLP
              355 South Grand Avenue, 35th Floor
              Los Angeles, California  90071
              Attention:  Robert B. Knauss
              Facsimile:  (213) 687-3702
              Telephone:  (213) 683-9100

         If to Purchaser:

              Linedata Services
              2, Rue Louis Bleriot
              BP 208-92505 Rueil-Malmaison cedex
              Paris, France
              Attention:  Anvaraly Jiva
              Facsimile:  33-0-1-47-77-6825
              Telephone:  33-0-1-47-32-1046

         with copies to:

              Jones, Day, Reavis & Pogue
              120 Rue du Faubourg Saint-Honore
              75008 Paris  France
              Attention:  Jean-Marc Franceschi
              Facsimile:  33-0-1-56-59-3938
              Telephone:  33-0-1-56-59-3939

         And

              Jones, Day, Reavis & Pogue
              2727 North Harwood Street
              Dallas, Texas  75201
              Attention:  Stephen L. Fluckiger
              Facsimile:  (214) 969-5100
              Telephone:  (214) 969-3702

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original instrument.

     9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made a part hereof), and the Ancillary Agreements set forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any other prior understanding, agreement or statement of intent, in each case, written or oral, including without limitation the Letter of Intent dated as of February 2, 2001 between Purchaser and Parent, and other correspondence heretofore exchanged between the parties.

     9.5 Transfer Taxes. Seller shall be responsible for all sales, stamp, conveyance, transfer, documentary, use, filing, value added and other similar taxes and fees imposed with respect to the transfer of the Shares to be effected pursuant to this Agreement.

     9.6 Captions. All headings contained in this Agreement are for convenience or reference only and shall not control or affect in any way the meaning, construction or interpretation of any of the provisions hereof.

     9.7 Public Announcements. Seller and Purchaser will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any internal communications with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or internal communication prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     9.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without regard to the conflicts of law principles thereof) as to all matters, including but not limited to matters of validity, construction, effect and performance.

     9.9   Dispute Resolution.

     (a) Any legal disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the relationship contemplated hereby, or the breach, termination or invalidity hereof shall be finally resolved by arbitration conducted in accordance

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with the then most current version of the Commercial Dispute Resolution procedures of the American Arbitration Association.

     (b) The parties agree to use all commercially reasonable efforts to assure that the arbitration procedure set forth herein, once commenced, shall be completed as expeditiously as possible. The arbitrators shall render their decision to the parties in writing together with the underlying reasoning, including separate statements of findings of facts and conclusions of law, no later than 60 days after completion of hearings, but in no event later than 180 days from the date of appointment of the last of the arbitrators to be appointed. The decision of the arbitrators shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     9.10 No Third Party Rights. Nothing herein express or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     9.11 Amendment and Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants or conditions hereof may be waived, at any time by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure at any time of any party hereto to require performance by another party of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by another party constitute a waiver of the responsibility or obligation itself.

     9.12 Construction and Representation by Counsel. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached hereto.

     9.13 Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired; provided, that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the case of any such invalidity, illegality or unenforceability, the parties hereto agree to use all commercially reasonable efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

     9.14 Dollars. All references in this Agreement to "Dollars" and "$" shall mean the lawful money of the United States.

     9.15 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable by TenFold or Argenesis without the prior written consent of

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

Purchaser. Purchaser may transfer and assign all or part of its rights and obligations under this Agreement to one or more partnerships, corporations, trusts or other organizations which have been created by, or controlled by, control or are under common control with Purchaser without the consent of Seller.

     9.16  Definitions.

     (a) "Knowledge". For purposes of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving on the date hereof as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     (b) "Affiliate" of any Person means any officer, director, employee, agent or representative of such Person or another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     (c) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


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

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

                                  "SELLER":

                                  ARGENESIS CORPORATION


                                  By:
                                      ------------------------------------------
                                      Name:_____________________________________
                                      Title:____________________________________


                                  "PURCHASER":

                                  LINEDATA SERVICES


                                  By:
                                      ------------------------------------------
                                      Name:_____________________________________
                                      Title:____________________________________



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